Exhibit 99.1

Cycle Country Accessories Corp. Announces Sale of its ATV Accessories Division for $9.7 Million.

Spencer, Iowa, September 1, 2011. Cycle Country Accessories Corp. (AMEX:ATC) announced today that it is selling its ATV Accessories product line to Kolpin Outdoors Inc. of Fox Lake, WI, for $9.7 million, subject to certain adjustments and contingencies.

At the closing, $3.2 million will be paid to the Company in cash. An additional $1,000,000 will be paid in three installments, on October 1, 2011, January 12, 2012 and April 1, 2012, subject to Kolpin’s right to offset certain claims against such amount.  The purchase price may also be increased or decreased to the extent the value of the finished goods of the product line inventory changes prior to closing.

The balance of $5.5 million will be paid over three years based on an earn-out provision, under which the Company will receive a percentage of net sales for the three one-year periods following closing. Since these payments will depend on Kolpin’s net sales for the periods specified, we cannot predict with certainty the amount of the payments, if any, to which Company will be entitled under this provision.

In addition, Kolpin agreed to assume certain liabilities, including liabilities relating to the operation of the Product Line after closing and certain warranty obligations of the Company.

The Company is selling only the ATV Accessories product line, and not any other operating entity of the Company, nor its manufacturing operations, real estate, machinery and equipment, nor its working capital assets.

The Company will continue to manufacture the ATV Accessories products for Kolpin under a manufacturing agreement between the parties.

The sale is subject to the satisfaction of customary closing conditions, but has been approved by written action of the stockholders of the company holding voting rights to greater than 51% of the outstanding stock in the Company, and is therefore, not subject to additional stockholder action.  Closing adjustments, payment of debt and accrued liabilities, and contingent payment conditions will reduce the proceeds received from this transaction.

Closing is expected to occur with approximately 30-45 days, subject to the appropriate regulatory review and consents.

“After exploring all available alternatives, it was determined that selling the ATV Accessories product line was the best opportunity to maximize the value of the business for our company stockholders, as well as to provide the best opportunity for our customers, employees, and suppliers,” company CEO Robert Davis said in a prepared statement.

Like Cycle Country, Kolpin Outdoors, headquartered in Fox Lake, Wisconsin, is a dominant player in the ATV accessories industry.  This acquisition for them will give them a substantial share of the ATV/UTV aftermarket accessories category.

“We are very pleased be able to bring together two of the premium brands in the Powersports space, Kolpin and Cycle Country,” stated Tom Lutes, President and CEO of Kolpin. “Our intentions are to keep the current Cycle Country products and brand exclusive to the Powersports channel, while pursuing new, differentiated product in other channels under the Kolpin brand.”  Lutes went on to say “this significant addition to the Kolpin family will insure our leadership position in offering our customers the broadest array of ATV/UTV accessories in the business”

Additional information will be available in a Form 8-K that the Company will file with the Securities and Exchange Commission on September 1, 2011.

About Cycle Country Accessories Corporation:

Cycle Country is the recognized industry leader in the innovation, design, sales, and manufacturing of custom fitting accessories for utility and all-terrain vehicles (UTVs and ATVs), under the brand name of Cycle Country Accessories.  Products include snowplows, mowers, 3-point hitches and implements, storage boxes and baskets, bed lifts, brush guards and more.

Cycle Country also produces a line of specialty products for golf cars under the brand name of Plazco.

Under the brand name of Perf-Form, Cycle Country manufactures and distributes a line of high performance oil filters focused on older, legacy engines in the motorcycle, ATV, and watercraft industries.

In addition, the company provides metal fabrication and contract manufacturing services to several large original equipment manufacturers (OEM’s) through its Imdyne division.

www.cyclecountry.com	www.plazco.com	www.perf-form.com	www.imdyne.com

About Kolpin Outdoors Inc:

Kolpin® Outdoors Inc. is a growth-oriented marketer and manufacturer of innovative ATV accessories and UTV accessories. As The Leader in All-Terrain Innovation, Kolpin sets the standard for quality, innovation and design.  Kolpin ATV products and UTV products are designed for recreational ATV and UTV riders, hunters & outdoorsmen, and landowners. Kolpin continues to redefine the industry with patented innovations such as our world-renowned Kolpin Expansion System (KXP), Gun Boot® cases and brackets, Stealth Exhaust, DirtWorks™ System and a large assortment of ATV and UTV accessories. To learn about the latest products, news and topics follow us on www.kolpin.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “estimate,” “potential,” or future/conditional verbs such as “will,” “should,” and “could.”

Contact:

Robert Davis

Chairman and CEO

bdavis@cyclecountry.com

952-215-3111